EXHIBIT 10.10

February 14, 2006

Mr. Ram Mukunda
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, MD 20814

Dear Ram,

      This letter will confirm and set forth the terms and conditions of engagement of Ferris, Baker Watts, Incorporated (“FBW”) and SG Americas Securities, LLC (“SG”) (collectively, the “Advisors”), by India Globalization Capital, Inc. (the “Company”) as its financial advisors in connection with the proposed purchase by the Company of the stock or assets of a target company or companies (the “Target”), by way of merger, purchase of, or exchange for all or a portion of the stock of the Target, or otherwise (the “Business Combination”). The Advisors’ services in connection with the Business Combination are hereinafter referred to as the “Engagement”. The decision to complete the Business Combination shall be at the sole discretion of the Company.

      The Advisors shall perform financial advisory services for the Company, including, without limitation and for purpose of illustration, assisting the Company in determining an appropriate acquisition strategy and tactics, evaluating the consideration that may be offered to the Target and assisting the Company in the negotiation of the financial terms and conditions of the Business Combination. Such services shall also include conducting due diligence of the target of a prospective Business Combination. In performing their services hereunder, the Advisors may rely entirely, without independent investigation, on publicly available information and such other information as may be furnished to the Advisors by the Company or the Target.

      In the event that the Company proposes to enter into a Business Combination with a Target that is affiliated with one of the Advisors or their respective affiliates, the Company may obtain an opinion as to the fair market value of the target from an investment banking firm which is a member of the NASD and which is unaffiliated with, and independent from, the Advisors. Such firm shall be reasonably acceptable to the Advisors. The cost of obtaining such opinion shall be deducted from the initial payment of any Business Combination Fee by the Company to FBW and shall be allocated between FBW and SG in accordance with their agreed-upon allocation.

      The Company agrees to furnish to the Advisors all information concerning the Company and the proposed Business Combination which the Advisors and you reasonably deem appropriate, and to use its best efforts to cause the Target to furnish to the Advisors all information concerning the Target and to provide to the Advisors reasonable access to the Company’s officers, directors, employees, accountants, and counsel. Except as otherwise agreed to by the Company, or required by law, all information which is not publicly available will be kept confidential by the Advisors. The Company hereby represents and warrants, to the best of its knowledge, that all information furnished to the Advisors by the Company concerning the Company (excluding forward-looking information, which will be prepared using such reasonable assumptions as the Company considers appropriate) shall be complete and correct in all material respects when furnished and shall not contain any untrue statements of a material fact. In rendering its services hereunder, the Advisors will be using and relying primarily on publicly available information or other information furnished by the Company and has not and does not assume any responsibility for independent verification of such information or any independent appraisal or valuation of assets. Further, in evaluating other companies, the Advisors will be using information contained in public reports and information supplied by the Company, and have not and do not assume any responsibility for independent verification of such information or independent appraisal or valuation of assets.

      To enable the Advisors to render these services in a professional manner, the Company agrees that the Advisors shall have no responsibility to the Company, the Board of Directors, the Target or any other parties for the accuracy,

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completeness or legal sufficiency of any financial statements, memoranda or other documentation prepared by or on behalf of the Company or for verification of any of the information contained therein. Appropriate officials of the Company, as the Company may designate, will be responsible for reviewing any memoranda or other documentation prior to its use to determine that, to the best of their knowledge, it does not contain any material misstatements or omissions. The Company recognizes that the Advisors’ ability to successfully perform the services contemplated herein is to a great extent dependent upon the Company’s timely cooperation.

      For the Advisors’ services in connection with the Engagement, the Company shall pay to FBW, who shall pay a portion to SG, pursuant to their agreed-upon allocation, an aggregate fee equal to 2.0% of the Aggregate Consideration (as defined below) paid in connection with the Business Combination (the “Business Combination Fee”). The Business Combination Fee shall be capped at $1,500,000 and shall constitute the Advisors’ compensation for the Engagement and shall be paid upon consummation of the Business Combination; provided that, to the extent that a portion of the Aggregate Consideration constitutes earnouts or is subject to other contingencies, the Business Combination Fee with respect to such Aggregate Consideration shall only be due and payable when such Aggregate Consideration is paid.

      “Aggregate Consideration”, used herein, means all payments of any type to or for the benefit of the Target, its shareholders, creditors, or employees (including assumption or acquisition or refinancing of debt obligations of the Target or related entities as well as any earnout provisions) in the Business Combination whether in cash or by delivery of notes or other securities or property of any type, including amounts paid into escrow. For purposes of determining Aggregate Consideration, each share of Company common stock issued or issuable in connection with the Business Combination shall be valued at the 10 day volume-weighted average price of the Company’s common stock, as computed by Bloomberg, beginning on the fifth trading day immediately preceding the day on which the Business Combination is consummated.

      In addition to the foregoing fee, the Company will reimburse each of the Advisors promptly, on a monthly basis, for all of the reasonable out-of-pocket expenses incurred by the Advisors in connection with the Engagement, whether or not the Business Combination is consummated; provided, however, that such expenses for the Advisors in aggregate shall not exceed $25,000 without the prior consent of the Company.

      Whether or not the Business Combination is effected, the Company will indemnify and hold harmless each of FBW and SG and each of its officers, directors, employees, attorneys, consultants, agents, servants, parents, affiliates, successors and assigns, jointly and severally (hereinafter collectively “Indemnitees”), from and against any and all losses, claims, damages, liabilities, awards, costs and expenses, including but not limited to reasonable attorneys’ fees (hereinafter collectively “Claim” or “Claims”) to which Indemnitees may become subject by virtue of, in connection with, resulting from, or arising out of the Engagement. Without limitation — but in illustration — of the foregoing, Claims shall include reasonable legal and other expenses, including the cost of any investigation and preparation incurred by Indemnitees in connection with any pending or threatened Claim by any person or entity, whether or not it results in a loss, damages, liability or award. Indemnitees shall be indemnified and held harmless by the Company for any and all Claims whether they arise under contract; foreign, federal, state or local law or ordinance; common law; or otherwise.

      Notwithstanding anything above to the contrary: (1) the Advisors shall promptly notify the Company after any Claim is asserted, and the Company shall have the right, upon notification to FBW or SG, as applicable, within 10 days thereafter, to assume the defense of such Claim or action and to appoint counsel reasonably satisfactory to Indemnitees to conduct such defense, provided that (A) all expenses and costs related thereto shall be borne by the Company; and (B) the Indemnitees shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the Company has failed to assume the defense and employ counsel as required above, or (ii) the named parties to any such action (including any impleaded parties) include both (A) the Indemnitees and (B) the Company, and the Indemnitees shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnitees (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnitees) and (2) the Company shall not be liable to any Indemnitee for any Claim to the extent that a court having jurisdiction shall have determined by a final, non-appealable, judgment, that such Claim resulted from the gross negligence or

Mr. Ram Mukunda India Globalization Capital, Inc.	February 14, 2006 Page 3 of 4

willful misconduct of such Indemnitee.

      The foregoing commitment of the Company regarding indemnification will survive any termination of the authorization provided by this letter.

      You agree to promptly notify FBW and SG of any assertion against FBW, SG, the Company, or any other person of any Claim or the commencement of any action or proceeding relating to the services comprising the Engagement.

      The term of the Engagement will commence on the date of the Company’s acceptance of this letter and will expire 24 months after the effective date of the Company’s public offering or upon consummation of a Business Combination(s) with Aggregate Consideration equal to at least 80% of the Company’s net assets. The Engagement may be terminated (except as provided above with respect to reimbursement of expenses and indemnification) by either of SG or FBW at any time with or without cause, upon 30 days written notice to the Company. In the event that only one of the Advisors terminates its Engagement with the Company, such termination shall not affect the Engagement between the Company and the remaining Advisor.

      The Company agrees that FBW and SG have the right to place advertisements in financial and other newspapers and journals at the Advisors’ own expense describing the Advisors’ services to the Company in connection with the Engagement if the Business Combination is consummated, provided that the Advisors will submit a copy of any such advertisement to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

      The Advisors’ engagement by the Company is for the limited purposes set forth in this letter, and the rights and obligations of each of FBW, SG and the Company are defined by this letter agreement. Each of FBW, SG and the Company agrees that none of the other parties has any fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this letter agreement.

      The Advisors will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s or the potential target’s management as to the expected future financial performance of the Company or any potential target.

      The Company acknowledges that all advice given by the Advisors in connection with this Engagement is for the benefit and use of the Company in considering the Business Combination. The Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to the Advisors be made by or on behalf of the Company, in each case without the Advisors’ prior written consent, which consent shall not be unreasonably withheld.

      Each Advisor may delegate the performance of any of the above services to an affiliate or subsidiary of such Advisor. It is expressly understood and agreed that neither Advisor is undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, regulatory, tax and accounting advisors for all matters relating to the Business Combination, and all other matters and (b) neither it, nor any of its affiliates has received, or has relied upon, the advice of either Advisor or any of its affiliates regarding legal, regulatory, tax or accounting matters. In addition, neither Advisor shall be liable for the acts or omissions of the other Advisor in connection with this agreement or the Engagement.

      The Company acknowledges and agrees that the Advisors have been retained to act as financial advisors to the Company, and not as advisors to or agents of any other person, and that the Company’s engagement of the Advisors is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against either Advisor or its affiliates, or their respective directors, officers, employees or agents.

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      Each Advisor shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that the responsibility of Advisors to the Company is solely contractual in nature and the Advisors do not owe the Company, or any other party, any fiduciary duty as a result of this Agreement. Each party hereto waives any right to trial by jury it may have in any way resulting from or arising out of this agreement or the Engagement.

      This agreement shall be governed by and construed in accordance with the laws of the State of New York.

      If the foregoing correctly sets forth our agreement, we would appreciate your signing both enclosed copies of this letter in the space provided below and returning one of them to us. In the event that we do not receive a copy of this letter evidencing your acceptance and agreement within 20 calendar days after the date hereof, the terms of this letter shall be null and void and of no further force and effect.

Very truly yours, FERRIS, BAKER WATTS, INCORPORATED
By:
Scott T. Bass
Vice President

SG AMERICAS SECURITIES, LLC
By:
Alan Z.J. Zinser
Director

Accepted and Agreed:

INDIA GLOBALIZATION CAPITAL, INCORPORATED

By:
Authorized Officer

Date: